Exhibit 99.1

For Immediate Release
February 22, 2022

TCG BDC, Inc. Announces Fourth Quarter 2021 Financial Results and Declares First Quarter 2022 Base Dividend of $0.32 Per Common Share and Supplemental Dividend of $0.08 per Common Share

New York - TCG BDC, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “TCG BDC” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its fourth quarter ended December 31, 2021.

Linda Pace, TCG BDC’s Chief Executive Officer said, “Our fourth quarter results were strong across the board, capping off an exceptional year for CGBD which demonstrated sustained income delivery, positive NAV growth, and outstanding stock performance. While the macroeconomic environment is getting more complex, we are confident in our positioning and expect another solid year of performance in 2022.”

Selected Financial Highlights

(dollar amounts in thousands, except per share data)	December 31, 2021	September 30, 2021
Total investments, at fair value	$1,913,052	$1,948,206
Total assets	2,031,350	2,044,170
Total debt	1,044,022	1,061,815
Total net assets	$948,804	$944,394
Net assets per common share	$16.91	$16.65

	For the three month periods ended
	December 31, 2021	September 30, 2021
Total investment income	$43,972	$43,762
Net investment income (loss)	22,449	22,086
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	11,512	25,534
Net increase (decrease) in net assets resulting from operations	$33,961	$47,620

Per weighted-average common share—Basic:
Net investment income (loss), net of preferred dividend	$0.40	$0.39
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	0.22	0.48
Net increase (decrease) in net assets resulting from operations attributable to common stockholders	$0.62	$0.87
Weighted-average shares of common stock outstanding—Basic	53,466,003	53,955,338
Base dividends declared per common share	$0.32	$0.32
Supplemental dividends declared per common share	$0.07	$0.06
Fourth Quarter 2021 Highlights
(dollar amounts in thousands, except per share data)

•Net investment income, net of the preferred dividend, for the three month period ended December 31, 2021 was $21,574, or $0.40 per common share, as compared to $21,211, or $0.39 per common share, for the three month period ended September 30, 2021;
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•Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities for the three month period ended December 31, 2021 was $11,512, or $0.22 per share, as compared to $25,534, or $0.48 per share, for the three month period ended September 30, 2021;
•Net increase (decrease) in net assets resulting from operations attributable to common stockholders for the three month period ended December 31, 2021 was $33,086, or $0.62 per common share, as compared to $46,745, or $0.87 per common share, for the three month period ended September 30, 2021;
•Net asset value per common share for the quarter ended December 31, 2021 increased 1.6% to $16.91 from $16.65 as of September 30, 2021, and is 2.2% higher than the $16.56 reported as of December 31, 2019, prior to the onset of the global pandemic.
•During the three month period ended December 31, 2021, the Company repurchased and extinguished 0.6 million shares of the Company's common stock pursuant to the Company’s previously announced $150 million stock repurchase program at an average cost of $13.88 per share, or $7.9 million in the aggregate, resulting in accretion to net assets per share of $0.03. As of December 31, 2021, there was $24.7 million remaining under the stock repurchase program.
•On February 18, 2022, the Board of Directors declared a base quarterly common dividend of $0.32 plus a supplemental common dividend of $0.08, which are payable on April 15, 2022 to common stockholders of record on March 31, 2022.

Portfolio and Investment Activity
(dollar amounts in thousands, except per share data, unless otherwise noted)

As of December 31, 2021, the fair value of our investments was approximately $1,913,052, comprised of 154 investments in 117 portfolio companies/investment funds across 27 industries. This compares to the Company’s portfolio as of September 30, 2021, as of which date the fair value of our investments was approximately $1,948,206, comprised of 163 investments in 123 portfolio companies/investment funds across 28 industries.
As of December 31, 2021 and September 30, 2021, investments consisted of the following:

	December 31, 2021		September 30, 2021
Type—% of Fair Value	Fair Value	% of Fair Value	Fair Value	% of Fair Value
First Lien Debt	$1,232,084	64.4%	$1,275,553	65.5%
Second Lien Debt	341,776	17.9	352,570	18.1
Equity Investments	77,093	4.0	52,665	2.7
Investment Funds	262,099	13.7	267,418	13.7
Total	$1,913,052	100.0%	$1,948,206	100.0%
The following table shows our investment activity for the three month period ended December 31, 2021:

	Funded		Sold/Repaid
Principal amount of investments:	Amount	% of Total	Amount	% of Total
First Lien Debt	$196,311	83.1%	$(243,762)	89.4%
Second Lien Debt	13,591	5.8	(26,744)	9.8
Equity Investments	26,108	11.1	(2,023)	0.7
Investment Funds	—	—	—	—
Total	$236,010	100.0%	$(272,529)	99.9%
Overall, total investments at fair value decreased by 1.8%, or $35,154, during the three month period ended December 31, 2021 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation).
As of December 31, 2021, the total weighted average yield for our first and second lien debt investments on an amortized cost basis was 7.68%, which includes the effect of accretion of discounts and amortization of premiums and are based on interest rates as of December 31, 2021. As of December 31, 2021, on a fair value basis, approximately 1.6% of our debt investments bear interest at a fixed rate and approximately 98.4% of our debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
The Company has investments in two credit funds, Middle Market Credit Fund, LLC (“Credit Fund”) and Middle Market Credit Fund II, LLC (“Credit Fund II”), which represented 13.7% of the Company's total investments at fair value.

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Total investments at fair value held by Credit Fund, which is not consolidated with the Company, decreased by 14.0%, or $151,306, during the three month period ended December 31, 2021 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation). As of December 31, 2021, Credit Fund had total investments at fair value of $926,959, which were comprised of 100.0% first lien senior secured loans at fair value. As of December 31, 2021, on a fair value basis, 100.0% of Credit Fund’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.

Total investments at fair value held by Credit Fund II, which is not consolidated with the Company, decreased by 2.1%, or $5,099, during the three month period ended December 31, 2021 after factoring in repayments, sales, and net change in unrealized appreciation (depreciation). As of December 31, 2021, Credit Fund II had total investments at fair value of $239,289, which were comprised of 87.0% first lien senior secured loans and 13.0% second lien senior secured loans at fair value. As of December 31, 2021, on a fair value basis, approximately 2.3% of Credit Fund II’s debt investments bear interest at a fixed rate and approximately 97.7% of Credit Fund II’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
As part of the monitoring process, our Investment Adviser has developed risk policies pursuant to which it regularly assesses the risk profile of each of our debt investments and rates each of them based on the following categories, which we refer to as “Internal Risk Ratings”. Key drivers of internal risk ratings include financial metrics, financial covenants, liquidity and enterprise value coverage.
Internal Risk Ratings Definitions

Rating	Definition
1	Borrower is operating above expectations, and the trends and risk factors are generally favorable.

2	Borrower is operating generally as expected or at an acceptable level of performance. The level of risk to our initial cost bases is similar to the risk to our initial cost basis at the time of origination. This is the initial risk rating assigned to all new borrowers.

3
Borrower is operating below expectations and level of risk to our cost basis has increased since the time of origination. The borrower may be out of compliance with debt covenants. Payments are generally current although there may be higher risk of payment default.

4	Borrower is operating materially below expectations and the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due, but generally not by more than 120 days. It is anticipated that we may not recoup our initial cost basis and may realize a loss of our initial cost basis upon exit.

5
Borrower is operating substantially below expectations and the loan’s risk has increased substantially since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. It is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit.

Our Investment Adviser monitors and, when appropriate, changes the investment ratings assigned to each debt investment in our portfolio. Our Investment Adviser reviews our investment ratings in connection with our quarterly valuation process. The following table summarizes the Internal Risk Ratings of our debt portfolio as of December 31, 2021 and September 30, 2021:

	December 31, 2021		September 30, 2021
	Fair Value	% of Fair Value	Fair Value	% of Fair Value
(dollar amounts in millions)
Internal Risk Rating 1	$3.8	0.2%	$3.8	0.2%
Internal Risk Rating 2	1,205.5	76.6	1,245.1	76.5
Internal Risk Rating 3	299.5	19.0	311.8	19.2
Internal Risk Rating 4	27.6	1.8	28.1	1.7
Internal Risk Rating 5	37.5	2.4	39.4	2.4
Total	$1,573.9	100.0%	$1,628.1	100.0%
As of December 31, 2021 and September 30, 2021, the weighted average Internal Risk Rating of our debt investment portfolio was 2.3 and 2.3, respectively.

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Consolidated Results of Operations
(dollar amounts in thousands, except per share data)
Total investment income for the three month periods ended December 31, 2021 and September 30, 2021 was $43,972 and $43,762, respectively. This $210 net increase was primarily due to an increase in prepayment fees and OID accretion from higher repayment activity. This was partially offset by lower interest income from a lower average investment balance which was primarily due to higher repayment activity during the quarter.

Total expenses for the three month periods ended December 31, 2021 and September 30, 2021 were $21,523 and $21,676, respectively. This $153 net decrease during the three month period ended December 31, 2021 was mainly due to a decrease in interest expense in the three month period ended December 31, 2021.

During the three month period ended December 31, 2021, the Company recorded a net realized and unrealized gain (loss) of $11,512. This was primarily driven by increases in the fair value of SolAero Technologies Corp. and Derm Growth Partners III, LLC and realized gains on equity co-investments. This was partially offset by a decrease in value of the Company's investment in Credit Fund.

Liquidity and Capital Resources
(dollar amounts in thousands, except per share data)

As of December 31, 2021, the Company had cash, cash equivalents and restricted cash of $93,074, notes payable and senior unsecured notes (before debt issuance costs) of $449,200 and $190,000, respectively, and secured borrowings outstanding of $407,655. As of December 31, 2021, the Company had $280,345 of remaining unfunded commitments and $280,706 available for additional borrowings under its revolving credit facilities, subject to leverage and borrowing base restrictions.

Dividends

On February 18, 2022, the Board of Directors declared a base quarterly common dividend of $0.32 plus a supplemental common dividend of $0.08, which are payable on April 15, 2022 to common stockholders of record on March 31, 2022.

On December 29, 2021, the Company declared and paid a cash dividend on the Preferred Stock for the period from October 1, 2021 to December 31, 2021 in the amount of $0.438 per Preferred Share to the holder of record on December 31, 2021.

Conference Call

The Company will host a conference call at 11:00 a.m. EST on Wednesday, February 23, 2022 to discuss these quarterly financial results. The call and webcast will be available on the TCG BDC website at tcgbdc.com. The call may be accessed by dialing +1 (866) 394-4623 (U.S.) or +1 (409) 350-3158 (international) and referencing “TCG BDC Financial Results Call.” The conference call will be webcast simultaneously via a link on TCG BDC’s website and an archived replay of the webcast also will be available on the website soon after the live call for 21 days.
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TCG BDC, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollar amounts in thousands, except per share data)

	December 31, 2021	September 30, 2021
	(unaudited)	(unaudited)
ASSETS
Investments, at fair value
Investments—non-controlled/non-affiliated, at fair value (amortized cost of $1,631,067 and $1,669,617, respectively)	$1,607,731	$1,643,584
Investments—non-controlled/affiliated, at fair value (amortized cost of $38,462 and $38,582, respectively)	30,286	30,410
Investments—controlled/affiliated, at fair value (amortized cost of $288,024 and $288,056, respectively)	275,035	274,212
Total investments, at fair value (amortized cost of $1,957,553 and $1,996,255, respectively)	1,913,052	1,948,206
Cash, cash equivalents and restricted cash	93,074	46,164
Receivable for investment sold/repaid	530	23,235
Deferred financing costs	3,066	3,256
Interest receivable from non-controlled/non-affiliated investments	11,011	13,486
Interest receivable from non-controlled/affiliated investments	611	581
Interest and dividend receivable from controlled/affiliated investments	8,522	7,866
Prepaid expenses and other assets	1,484	1,376
Total assets	$2,031,350	$2,044,170
LIABILITIES
Secured borrowings	$407,655	$425,545
2015-1R Notes, net of unamortized debt issuance costs of $2,417 and $2,479, respectively	446,783	446,721
Senior Notes, net of unamortized debt issuance costs of $416 and $451, respectively	189,584	189,549
Payable for investments purchased	323	68
Interest and credit facility fees payable	2,467	3,045
Dividend payable	20,705	20,388
Base management and incentive fees payable	11,819	11,752
Administrative service fees payable	482	661
Other accrued expenses and liabilities	2,728	2,047
Total liabilities	1,082,546	1,099,776

NET ASSETS
Cumulative convertible preferred stock, $0.01 par value; 2,000,000 and 2,000,000 shares issued and outstanding as of December 31, 2021 and September 30, 2021, respectively	50,000	50,000
Common stock, $0.01 par value; 198,000,000 shares authorized; 53,142,454 and 53,714,444 shares issued and outstanding at December 31, 2021 and September 30, 2021, respectively	532	537
Paid-in capital in excess of par value	1,052,427	1,060,955
Offering costs	(1,633)	(1,633)
Total distributable earnings (loss)	(152,522)	(165,465)
Total net assets	$948,804	$944,394
NET ASSETS PER COMMON SHARE	$16.91	$16.65

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TCG BDC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)
(unaudited)

	For the three month periods ended
	December 31, 2021	September 30, 2021
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$34,616	$35,387
Other income	1,748	750
Total investment income from non-controlled/non-affiliated investments	36,364	36,137
From non-controlled/affiliated investments:
Interest income	43	47
Other income	2	2
Total investment income from non-controlled/affiliated investments	45	49
From controlled/affiliated investments:
Interest income	28	46
Dividend income	7,524	7,523
Other income	11	7
Total investment income from controlled/affiliated investments	7,563	7,576
Total investment income	43,972	43,762
Expenses:
Base management fees	7,319	7,233
Incentive fees	4,487	4,516
Professional fees	721	836
Administrative service fees	281	400
Interest expense	7,280	7,519
Credit facility fees	465	435
Directors’ fees and expenses	141	154
Other general and administrative	473	420
Total expenses	21,167	21,513
Net investment income (loss) before taxes	22,805	22,249
Excise tax expense	356	163
Net investment income (loss)	22,449	22,086
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	7,854	7,565
Non-controlled/affiliated investments	3	—
Controlled/affiliated investments	(2)	—
Currency gains (losses) on non-investment assets and liabilities	(30)	(9)
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliated	2,713	4,574
Non-controlled/affiliated	(4)	1,683
Controlled/affiliated	838	9,730
Net change in unrealized currency gains (losses) on non-investment assets and liabilities	140	1,991
Net realized and unrealized gain (loss) on investments and non-investment assets and liabilities	11,512	25,534
Net increase (decrease) in net assets resulting from operations	33,961	47,620
Preferred stock dividend	875	875
Net increase (decrease) in net assets resulting from operations attributable to Common Stockholders	$33,086	$46,745
Basic and diluted earnings per common share:
Basic	$0.62	$0.87
Diluted	$0.58	$0.80
Weighted-average shares of common stock outstanding:
Basic	53,466,003	53,955,338
Diluted	58,753,254	59,230,725
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About TCG BDC, Inc.
TCG BDC is an externally managed specialty finance company focused on lending to middle-market companies. TCG BDC is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through December 31, 2021, TCG BDC has invested approximately $7.1 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. TCG BDC’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. TCG BDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: tcgbdc.com
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
L. Allison Rudary	Brittany Berliner
+1-212-813-4756 allison.rudary@carlyle.com	+1-212-813-4839 brittany.berliner@carlyle.com
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